CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED AGREEMENT

AND DECLARATION OF TRUST

OF

XAI OCTAGON FLOATING RATE ALTERNATIVE INCOME TERM TRUST

WHEREAS, the Trustees of XAI Octagon Floating Rate Alternative Income Term Trust, a Delaware statutory trust (the “Trust”), have approved the amendment of the Trust’s Second Amended and Restated Agreement and Declaration of Trust, dated July 13, 2017 (the “Declaration of Trust”), in accordance with Section 11.3 thereof;

WHEREAS, pursuant to this Certificate of Amendment, the name of the Trust will be changed to “XAI Octagon Floating Rate & Alternative Income Term Trust;”

NOW, THEREFORE, the Declaration of Trust is amended as follows:

1.	The Section 1.1 is amended and restated in its entirety to read as follows:

1.1        Name. This Trust shall be known as the “XAI Octagon Floating Rate & Alternative Income Term Trust” and the Trustees shall conduct the business of the Trust under that name or any other name or names as they may from time to time determine.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being a Trustee of the Trust, has executed this Certificate of Amendment, to be effective as of the 31st day of August, 2017.

/s/ Theodore J. Brombach
Theodore J. Brombach
Trustee